Exhibit (a)(1)(E)

GILEAD PALO ALTO, INC.

NOTICE OF FUNDAMENTAL CHANGE AND

OFFER TO REPURCHASE FOR CASH

ANY AND ALL OF ITS OUTSTANDING

2 3/4% SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2012

(CUSIP NO. 126667AF1),

3 1/4% SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2013

(CUSIP NO. 126667AG9), AND

2% SENIOR SUBORDINATED CONVERTIBLE DEBENTURES DUE 2023

(CUSIP NO. 126667AD6)

Pursuant to the Notice of Fundamental Change and Offer to Repurchase

Dated May 12, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Pursuant to the terms and conditions of:

•

the Indenture, dated as of May 18, 2004 (as amended, supplemented or otherwise modified, the “2012 Indenture”), between Gilead Palo Alto, Inc., a Delaware corporation (formerly CV Therapeutics, Inc.) (the “Company”), and U.S. Bank National Association, as successor trustee to Wells Fargo Bank, National Association (referred to herein alternatively as the “Trustee” or the “Depositary”), under which the Company issued its 2 3/4 % Senior Subordinated Convertible Notes due 2012 (the “2012 Notes”);

•

the Indenture, dated as of July 1, 2005 (as amended, supplemented or otherwise modified, the “2013 Indenture”), between the Company and the Trustee, under which the Company issued its 3 1/4% Senior Subordinated Convertible Notes due 2013 (the “2013 Notes”); and

•

the Indenture, dated as of June 18, 2003 (as amended, supplemented or otherwise modified, the “2023 Indenture” and together with the 2013 Indenture and the 2012 Indenture, the “Indentures”), between the Company and the Trustee, under which the Company issued its 2% Senior Subordinated Convertible Debentures due 2023 (the “2023 Notes” and together with the 2012 Notes and the 2013 Notes, the “Notes”), the Company is offering to purchase all outstanding Notes for an amount in cash of $1,000.00 per $1,000.00 principal amount of the Notes, plus any accrued and unpaid interest thereon to, but excluding, June 26, 2009 (the “Repurchase Price”), subject to the terms and conditions of the Indentures, the Notes and the enclosed Notice of Fundamental Change and Offer to Repurchase dated May 12, 2009 (the “Offer to Repurchase”), including the accompanying Letter of Transmittal and Fundamental Change Repurchase Notice (the “Letter of Transmittal” and, together with the Offer to Repurchase, the “Offer”).

We request that you contact your clients for whom you hold Notes regarding the Offer. For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, or who hold Notes registered in their own names, we are enclosing the following documents:

1.	The Offer to Repurchase;

2.	A form of the Letter of Transmittal relating to the Notes for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery relating to the Notes which is to be used to accept the Offer if certificates for Notes are not immediately available or time will not permit all required documents to reach the Depositary prior to 5:00 p.m., New York City time, on June 11, 2009 or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.	A Notice of Withdrawal relating to the Notes which is to be used by registered holders of Notes desiring to withdraw the surrender of such Notes in the Offer if (i) Notes have been previously surrendered to the Depositary, or (ii) delivery of such Notes has been previously made by book-entry transfer to the Depositary’s account at DTC pursuant to the book-entry transfer procedures described under the caption “Important Information Concerning the Offer—Procedures to be Followed by Holders Electing to Tender Notes for Repurchase” in the Offer to Repurchase; and

5.	A form letter which may be sent to your clients for whose account you hold Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

Your prompt action is requested. This offer will expire at 5:00 p.m., New York City time, on June 11, 2009 (the “Expiration Date”). Notes tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date.

To participate in the Offer, a duly executed and properly completed Letter of Transmittal relating to the Notes (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Depositary, and certificates representing the Notes, or a timely confirmation of a book-entry transfer of such Notes, should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Repurchase.

If a registered holder of Notes desires to tender, but such Notes are not immediately available, or time will not permit such holder’s Notes or other required documents to reach the Depositary before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a Holder may elect to have the Company purchase such Notes by following the guaranteed delivery procedures described in the Offer to Repurchase under “Important Information Concerning the Offer—Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase —Delivery of Notes—Notice of Guaranteed Delivery.”

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Repurchase and the related documents to the beneficial owners of Notes held by them as nominee or in a fiduciary capacity. The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Offer.

Any inquiries you may have with respect to the Offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank National Association, the Depositary, at its address and telephone number set forth on the third page of the Offer to Repurchase.

Nothing herein or in the enclosed documents will constitute you or any person as an agent of the Company or the Depositary, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Offer, except for statements expressly made in the Offer to Repurchase or the Letter of Transmittal.

Very truly yours,

GILEAD PALO ALTO, INC.

Enclosures